Exhibit 10.4

EXECUTION VERSION

CONVERTIBLE Note Subscription Agreement

This CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT (this “Convertible Note Subscription Agreement”) is entered into this 12 day of July, 2020, by and among Churchill Capital Corp III, a Delaware corporation (the “Issuer”), Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Music”), Polaris Intermediate Corp., a Delaware corporation and wholly-owned subsidiary of Music (the “Guarantor”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the Issuer, Holdings, Music and the other parties named therein will, immediately following the execution of this Convertible Note Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Issuer will be merged with and into Music, with Music surviving as a wholly owned subsidiary of the Issuer, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase convertible notes (the “Convertible Notes”) of and from the Issuer having the terms set forth on Annex A attached hereto, which is incorporated in and made a part of this Convertible Note Subscription Agreement, in an aggregate principal amount as set forth on Subscriber’s signature page attached hereto, at 97.50% of the principal amount of such aggregate principal amount (the “Purchase Price”), and the Issuer desires to issue and sell to each such Subscriber the Convertible Notes in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein;

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”))(each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer, Holdings, Music and the Guarantor (the “Other Subscription Agreements”), pursuant to which such investors have agreed to purchase Convertible Notes on the Closing Date at the same Purchase Price as Subscriber; and

WHEREAS, as an additional component of the overall financing for the Transactions, concurrently with the execution of this Convertible Note Subscription Agreement, subscribers are entering into a subscription agreement (the “Common Stock Subscription Agreement”) with the Issuer to purchase shares of Class A common stock, par value $0.0001 per share, of the Issuer (the “Common Stock”) and warrants to purchase shares of Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

For ease of administration, this single Convertible Note Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Convertible Note Subscription Agreement, severally, but not jointly. The parties agree that (i) this Convertible Note Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Convertible Note Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under this Convertible Note Subscription Agreement for the obligations of any other Subscriber so listed.

1.            Subscription. Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Convertible Notes in an aggregate principal amount as set forth on Subscriber’s signature page attached hereto (such subscription and issuance, the “Subscription”).

2.            Representations, Warranties and Agreements.

2.1          Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Convertible Notes to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1            Subscriber is not an individual, and has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Convertible Note Subscription Agreement.

2.1.2            This Convertible Note Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Convertible Note Subscription Agreement constitutes the valid and binding agreement of the Issuer, the Guarantor, Holdings and Music, this Convertible Note Subscription Agreement constitutes the valid and binding agreement of Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3            The execution, delivery and performance by Subscriber of this Convertible Note Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Convertible Note Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4            Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) is acquiring the Convertible Notes only for its own account and not for the account of others, or if Subscriber is subscribing for the Convertible Notes as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Convertible Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Convertible Notes.

2.1.5            Subscriber understands that the Convertible Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Convertible Notes have not been registered under the Securities Act. Subscriber understands that the Convertible Notes may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Convertible Notes shall contain a legend to such effect. Subscriber understands and agrees that the Convertible Notes will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Convertible Notes and may be required to bear the financial risk of an investment in the Convertible Notes for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Convertible Notes.

2.1.6             Subscriber understands and agrees that Subscriber is purchasing the Convertible Notes directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, the Guarantor, Holdings, Music or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Convertible Note Subscription Agreement.

2.1.7             Subscriber represents and warrants that its acquisition and holding of the Convertible Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

2.1.8             In making its decision to purchase the Convertible Notes, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Convertible Notes or the offer and sale of the Convertible Notes, and Holdings concerning the Guarantor. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Convertible Notes, including with respect to the Issuer, the Guarantor, Holdings, Music and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Convertible Notes.

2.1.9             Subscriber became aware of this offering of the Convertible Notes solely by means of direct contact between Subscriber and the Issuer or its representative. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Securities and Exchange Commission (the “Commission”) under the Securities Act) with the Issuer or its representative, and the Convertible Notes were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representative. Subscriber did not become aware of this offering of the Convertible Notes, nor were the Convertible Notes offered to Subscriber, by any other means. Subscriber acknowledges that the Convertible Notes (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.10            Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Convertible Notes. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Convertible Notes, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

2.1.11            Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Convertible Notes and determined that the Convertible Notes are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12            Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Convertible Notes or made any findings or determination as to the fairness of an investment in the Convertible Notes.

2.1.13           Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Convertible Notes were legally derived.

2.1.14           If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that none of the Issuer, the Guarantor nor any of their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Convertible Notes, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Convertible Notes.

2.1.15           Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s Common Stock prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.16           Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Issuer as a result of the purchase and sale of Convertible Notes hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and Subscriber will not have control (as defined in 31 C.F.R. Part 800.208) over the Issuer or the Guarantor from and after the Closing as a result of the purchase and sale of Convertible Notes hereunder.

2.1.17           Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 and was not formed for the purpose of acquiring the Convertible Notes.

2.1.18           No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Convertible Note Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.1.19           [Reserved].

2.2          Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Convertible Notes, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1            The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Convertible Note Subscription Agreement.

2.2.2            As of the time of Closing, the Indenture (as defined in Annex A attached hereto) will have been duly executed and delivered by the Issuer and (assuming the due execution and delivery thereof by the trustee) will be, and the Convertible Notes will have been, duly authorized by the Issuer and, when issued and delivered to Subscriber against full payment for the Convertible Notes in accordance with the terms of this Convertible Note Subscription Agreement, will be the legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with their terms, except as such enforceability may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the applicability or effect of any fraudulent transfer, preference or similar law, (iii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) or (iv) the effect of general rules of contract law that limit the enforceability of provisions requiring indemnification of a party for liability for its own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

2.2.3            The Convertible Notes (when issued by the Issuer, authenticated in accordance with the terms of the Indenture and delivered to and paid for by Subscriber) will be entitled to the benefits of the Indenture, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the applicability or effect of any fraudulent transfer, preference or similar law, (iii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) or (iv) the effect of general rules of contract law that limit the enforceability of provisions requiring indemnification of a party for liability for its own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct. The shares of Common Stock issuable upon conversion of the Convertible Notes, when issued in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s second amended and restated certificate of incorporation or under the DGCL.

2.2.4           This Convertible Note Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer, and, assuming that this Convertible Note Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the applicability or effect of any fraudulent transfer, preference or similar law, (iii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) or (iv) the effect of general rules of contract law that limit the enforceability of provisions requiring indemnification of a party for liability for its own action or inaction to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

2.2.5            The Issuer is classified as a Subchapter C corporation for U.S. federal income tax purposes.

2.2.6            The execution, delivery and performance of this Convertible Note Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Convertible Notes and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and timely perform its obligations under this Convertible Note Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer, any of its subsidiaries or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.7            Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Convertible Notes under the Securities Act.

2.2.8            Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Convertible Notes and neither the Issuer nor any person acting on its behalf offered any of the Convertible Notes in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.9            Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of $1.3 billion aggregate principal amount of Convertible Notes (collectively, the “PIPE Securities”). There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber (other than Other Subscribers in connection with the Other Subscription Agreements) (collectively, the “PIPE Agreements”) which include terms and conditions that are materially more advantageous to any such Other Subscriber (as compared to Subscriber) other than such PIPE Agreements containing an ability in certain circumstances to fund the purchase price on the Closing Date rather than two (2) Business Days prior to the Expected Closing Date if State Street Bank is not serving as escrow agent with respect to the purchase price from such Other Subscriber.

2.2.10           As of the date of this Convertible Note Subscription Agreement, the authorized capital shares of the Issuer consists of (a) 250,000,000 shares of Class A common stock, par value $0.0001 per share (“Existing Class A Shares”); (b) 50,000,000 shares of Class B common stock, par value $0.0001 per share (“Existing Class B Shares”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Existing Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 110,000,000 Existing Class A Shares are issued and outstanding; (iii) 27,500,000 Existing Class B Shares are issued and outstanding; (iv) 23,000,000 warrants to purchase 23,000,000 Existing Class A Shares (the “Private Placement Warrants”) are outstanding; and (v) 27,500,000 warrants to purchase 27,500,000 Existing Class A Shares (the “Public Warrants”) are outstanding. All (i) issued and outstanding Existing Class A Shares and Existing Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Common Stock Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Common Stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than the First Merger Sub and the Second Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Merger Agreement.

2.2.11           Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Convertible Note Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Convertible Notes by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state of local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Convertible Note Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable securities laws.

2.2.12           The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Convertible Note Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Convertible Note Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the proxy statement to be filed by the Issuer with respect to the Transactions or any other information relating to Music or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.13           As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.14           No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Convertible Note Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.

2.2.15           After the nine (9) month anniversary of the Closing Date, if requested by Subscriber, upon reasonable notice, the Issuer shall use commercially reasonable efforts for a period not to exceed two (2) Business Days in the aggregate to assist Subscriber in completing any sale process undertaken in connection with the private resale of the Convertible Notes or any portion thereof without registration under the Securities Act by: (i) providing direct telephonic contact between senior management and a limited number of prospective purchasers; and (ii) responding to inquiries of, and providing answers to, a limited number of prospective purchasers; provided that all reasonable and documented out-of-pocket third-party expenses and costs incurred by the Issuer and its subsidiaries relating to the provision of such assistance shall be paid by Subscriber; and provided, further, that such assistance shall only be provided during the Issuer’s “open windows” under its insider trading policy and shall not require the Issuer or any of its subsidiaries to (x) prepare an offering memorandum or a similar disclosure documentation or (y) disclose any material non-public information to any prospective purchaser.

3.            Settlement Date and Delivery.

3.1            Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least thirteen (13) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer, no later than two (2) Business Days prior to the Expected Closing Date, the Purchase Price for the Convertible Notes, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. If the Transactions are not consummated on or prior to the tenth (10th) Business Day after the Expected Closing Date, the Issuer shall return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Convertible Notes in certificated or book entry form (at the Issuer’s election), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. The Issuer will use commercially reasonable efforts to cooperate with Subscriber to make the Convertible Notes eligible with The Depository Trust Company (“DTC”) on or prior to the Closing Date, including engaging a settlement agent to make the Convertible Notes DTC eligible at the reasonable expense of the Issuer. The Issuer will use commercially reasonable efforts to obtain CUSIPs for the Convertible Notes at Closing if the Convertible Notes are delivered in book entry form at Closing or, if delivered in certificate form, in connection with making the Convertible Notes DTC eligible. Subscriber acknowledges that it is the Issuer’s intention to issue the Convertible Notes to Subscriber on the Closing Date in certificated form, subject to the above. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.

3.2         Conditions to Closing of the Issuer.

The Issuer’s obligations to sell and issue the Convertible Notes at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the date of Closing (the “Closing Date”), of each of the following conditions:

3.2.1            Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

3.2.2            Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Convertible Note Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.

3.2.3            Closing of the Transactions. All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated as soon as practicable following the Closing.

3.2.4            Customary Documentation. The Indenture, containing terms substantially consistent with the relevant terms of this Convertible Note Subscription Agreement (including Annex A attached hereto), shall have been executed by Issuer and the trustee.

3.2.5            Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.3          Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Convertible Notes at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1            Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions; provided, that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Convertible Note Subscription Agreement and the facts underlying such breach would also cause a condition to Music’s obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Music waives such condition with respect to such breach under the Merger Agreement.

3.3.2            Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Convertible Note Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.

3.3.3            [Reserved]

3.3.4            Closing of the Transactions. (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), (ii) no amendment or modification of the Merger Agreement (as the same exists on the date hereof as provided to Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Convertible Note Subscription Agreement without having received Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (iii) the Transactions will be consummated as soon as practicable following the Closing.

3.3.5            Customary Documentation. The Indenture, containing terms substantially consistent with the relevant terms of this Convertible Note Subscription Agreement (including Annex A attached hereto), shall have been executed by the Issuer and the trustee.

3.3.6            Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Convertible Note Subscription Agreement.

3.3.7            Specified Merger Agreement Representations and Warranties. The representations and warranties (as qualified by the Schedules (as defined in the Merger Agreement)) made by Music to the Issuer pursuant to the Merger Agreement (the “Merger Agreement Representations and Warranties”) shall be true and accurate in all respects as of the Closing except for inaccuracies of such Merger Agreement Representations and Warranties (i) that would not permit the Issuer (taking into account any applicable cure periods) to terminate the Issuer’s obligations under the Merger Agreement or otherwise decline to close the Transactions (in each case, in accordance with the terms of the Merger Agreement) as a result of (a) a breach of any such Merger Agreement Representations and Warranties or (b) any such Merger Agreement Representations and Warranties not being accurate and (ii) that do not materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Convertible Note Subscription Agreement.

4.            [Reserved]

5.            Termination. This Convertible Note Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Convertible Note Subscription Agreement, (iii) at the election of Subscriber, thirty (30) calendar days from the date hereof if the Merger Agreement is not fully executed and made binding on the Issuer, Holdings and Music by such date and (iv) at the election of Subscriber, on January 12, 2022 if the Transactions are not consummated on or prior to such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of (i) the termination of the Merger Agreement promptly after the termination of such agreement, and (ii) any waiver by the Issuer of any of the conditions specified in Article X of the Merger Agreement.

6.            Miscellaneous.

6.1          Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Convertible Note Subscription Agreement.

6.1.1            Subscriber acknowledges that the Issuer, Holdings, Music and others will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Convertible Note Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer, the Guarantor, Holdings and Music if any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects.

6.1.2            Each of the Issuer, the Guarantor, Holdings, Music and Subscriber is entitled to rely upon this Convertible Note Subscription Agreement and is irrevocably authorized to produce this Convertible Note Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3            The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Convertible Notes, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber.

6.1.4            Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Convertible Note Subscription Agreement and the transactions contemplated herein; provided, however, subject to the occurrence of the Closing, the Issuer shall reimburse the reasonable and documented out-of-pocket expenses of legal counsel incurred by Subscriber and the Other Subscribers in connection with the negotiation of this Convertible Note Subscription Agreement and the transactions contemplated herein in an aggregate amount not to exceed $400,000.

6.1.5            Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Convertible Note Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

6.2          Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)            if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)           if to the Issuer, to:

Churchill Capital Corp. III

640 Fifth Avenue, 12th Floor

New York, NY 10019

Attention:         Michael S. Klein, Chairman and Chief Executive Officer

Telephone:       212-380-7775

Email:               michael.klein@mklienandcompany.com

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello and Matthew Gilroy

Email: michael.aiello@weil.com and matthew.gilroy@weil.com

(iii)            if to Holdings, to:

c/o Hellman & Friedman

415 Mission Street

Suite 5700

San Francisco, CA 94105

Attn: Arrie Park

Email: apark@hf.com

with a required copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E.

Lange-Novak

Email:  rcampbell@kirkland.com, jwheat@kirkland.com and

emma.lange-novak@kirkland.com

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94123

Attention: William Brentani

Email: wbrentani@stblaw.com

(iv)            if to Music or the Guarantor, to:

c/o MultiPlan, Inc.

115 Fifth Avenue

New York, NY 10003

Attention: Mark Tabak and David Redmond

Email: mtabak@multiplan.com and david.redmond@multiplan.com

with a required copy (which copy shall not constitute notice) to:

c/o Hellman & Friedman

415 Mission Street

Suite 5700

San Francisco, CA 94105

Attn: Arrie Park

Email: apark@hf.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E.

Lange-Novak

Email:  rcampbell@kirkland.com, jwheat@kirkland.com and

emma.lange-novak@kirkland.com

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94123

Attention: William Brentani

Email: wbrentani@stblaw.com

6.3            Entire Agreement. This Convertible Note Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4            Modifications and Amendments. This Convertible Note Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Holdings and Music; provided, that any rights (but not obligations) of a party under this Convertible Note Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of another party.

6.5            Assignment. Neither this Convertible Note Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Convertible Notes) may be transferred or assigned without the prior written consent of the Issuer, which consent to assignment to a prospective limited partner of Subscriber will not be unreasonably withheld, conditioned or delayed and which consent to such assignment shall not relieve the assigning party of any of its obligations hereunder (other than the Convertible Notes acquired hereunder, if any, and then only in accordance with this Convertible Note Subscription Agreement, the Convertible Notes and the terms of the indenture governing the Convertible Notes); provided that Subscriber’s rights and obligations under this Convertible Note Subscription Agreement may be assigned to any limited partner of Subscriber or any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer; provided, further, in connection with any assignment hereunder, such assignee(s) shall be a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and agree in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, each such assignee shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder.

6.6          Benefit.

6.6.1            Except as otherwise provided herein, this Convertible Note Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Convertible Note Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

6.6.2            Each of the Issuer and Subscriber acknowledges and agrees that (a) this Convertible Note Subscription Agreement is being entered into in order to induce each of Holdings and Music to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Issuer and Subscriber hereunder, each of Holdings and Music would not enter into the Merger Agreement, (b) each representation, warranty, covenant and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of Holdings and Music, and (c) each of Holdings and Music may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of each of the Issuer and Subscriber under this Convertible Note Subscription Agreement.

6.6.3            Each party hereto agrees that Holdings’ direct or indirect equityholders that are transferees of the Common Stock from Holdings that were held by Holdings as of the consummation of the Transactions (the “Holdings Equityholders”) are third party beneficiaries of this Convertible Note Subscription Agreement and each Holdings Equityholder may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Subscriber under this Convertible Note Subscription Agreement, as amended, modified, supplemented or waived in accordance with Section 6.4.

6.7          Governing Law. This Convertible Note Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Convertible Note Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Convertible Note Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.8           Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Convertible Note Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.9           Severability. If any provision of this Convertible Note Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Convertible Note Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.10         No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Convertible Note Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Convertible Note Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Convertible Note Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11         Remedies.

6.11.1            The parties agree that the Issuer, the Guarantor, Holdings and Music would suffer irreparable damage if this Convertible Note Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the Issuer, the Guarantor, Holdings and Music shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Convertible Note Subscription Agreement and to enforce specifically the terms and provisions of this Convertible Note Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages.  The right to specific enforcement shall include the right of the Issuer, the Guarantor, Holdings or Music to cause Subscriber and the right of Holdings or Music to cause the Issuer to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Convertible Note Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.  In connection with any Action for which Holdings or Music is being granted an award of money damages, each of the Issuer and Subscriber agrees that such damages, to the extent payable by such party, shall include, without limitation, damages related to the cash consideration that is or was to be paid to Holdings or its equityholders under the Merger Agreement and/or Convertible Note Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement and Convertible Note Subscription Agreement.

6.11.2            The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Convertible Note Subscription Agreement.

6.11.3            In any dispute arising out of or related to this Convertible Note Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Convertible Note Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Convertible Note Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

6.12         Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Convertible Note Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.13         No Broker or Finder. Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.14         Headings and Captions. The headings and captions of the various subdivisions of this Convertible Note Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15         Counterparts. This Convertible Note Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.16         Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Convertible Note Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Convertible Note Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Convertible Note Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.17         Mutual Drafting. This Convertible Note Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

7.            Cleansing Statement; Disclosure.

7.1           The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Convertible Note Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Common Stock Subscription Agreements and the Transactions.

7.2           Subscriber hereby consents to the publication and disclosure in (x) any press release issued by the Issuer, the Guarantor, Holdings or Music, (y) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (z) any other documents or communications provided by the Issuer, the Guarantor, Holdings or Music to any Governmental Authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Convertible Note Subscription Agreement and, if deemed required or appropriate by the Issuer, the Guarantor, Holdings or Music, a copy of this Convertible Note Subscription Agreement; provided that, in each case, the Issuer, the Guarantor, Holdings or Music, as applicable, provides to Subscriber for Subscriber’s review a copy of such proposed publication or disclosure (redacted if necessary) reasonably in advance of the publication or disclosure thereof and the Issuer, the Guarantor, Holdings or Music, as applicable, gives good faith consideration to any comments of Subscriber on such proposed publication or disclosure to the extent Subscriber promptly provides any such comments (and in any event within two (2) Business Days following delivery of such proposed publication or disclosure to Subscriber). Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, each of the Issuer, the Guarantor, Holdings or Music will not use or disclose the name of Subscriber or any information relating to Subscriber or this Convertible Note Subscription Agreement, other than to the Issuer’s, the Guarantor’s, Holdings’ or Music’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer, the Guarantor, Holdings or Music for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

8.            Trust Account Waiver. In addition to the waiver of Music pursuant to Section 6.04 of the Merger Agreement, and notwithstanding anything to the contrary set forth herein, each of the Guarantor, Holdings, Music and Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Each of the Guarantor, Holdings, Music and Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Convertible Note Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Convertible Note Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Convertible Note Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event the Guarantor, Holdings, Music or Subscriber has any Claim against the Issuer under this Convertible Note Subscription Agreement, each of the Guarantor, Holdings, Music or Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Each of the Guarantor, Holdings, Music and Subscriber agrees and acknowledges that such waiver is material to this Convertible Note Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Convertible Note Subscription Agreement and each of the Guarantor, Holdings, Music and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event the Guarantor, Holdings, Music or Subscriber, in connection with this Convertible Note Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, the Guarantor, Holdings, Music or Subscriber, as applicable, shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

9.            Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Guarantor, Holdings, Music, any of their respective affiliates or any of its or their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Convertible Note Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that neither (i) any other Subscriber pursuant to this Convertible Note Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) the Guarantor, Holdings or Music, their respective affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents or employees, shall be liable to any other purchaser of Convertible Notes or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Convertible Notes hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer, the Guarantor, Holdings, Music and Subscriber has executed or caused this Convertible Note Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

CHURCHILL CAPITAL CORP III

By:
Name:
Title:

POLARIS INVESTMENT HOLDINGS, L.P.

By:
Name:
Title:

polaris parent corp.

By:
Name:
Title:

POLARIS INTERMEDIATE CORP.

By:
Name:
Title:

[Signature Page to the Convertible Note Subscription Agreement]

Accepted and agreed this ___ day of July, 2020.

SUBSCRIBER:	Name of Subscriber:

Signature of Subscriber:

By:
Name:	(Please print. Please indicate name and capacity of person signing above)
Title:

Date: July ___, 2020

Aggregate principal amount of Convertible Notes subscribed for:
Name in which securities are to be registered
(if different from the name of Subscriber listed directly above):
$

Aggregate Purchase Price:
Email Address:
$
Subscriber’s EIN:

Business Address-Street:

City, State, Zip:
Attn:
Telephone No.:
Facsimile No.:

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

[Signature Page to the Convertible Note Subscription Agreement]

Annex A

Churchill Capital Corp III

Summary of the Convertible Notes

The Issuer will issue the Convertible Notes under an indenture (the “Indenture”) between the Issuer and the trustee. The Issuer will appoint a trustee in its reasonable discretion. The Indenture and the Convertible Notes will be fully executed and delivered on the Closing Date.

Issuer:	Churchill Capital Corp III, a Delaware corporation with listed securities on the New York Stock Exchange

Guarantor:	Subject to the Issuer receiving an aggregate purchase price of $1,267,500,000 (the “Aggregate Purchase Price”) from Subscriber and the Other Subscribers in connection with the sale of the PIPE Securities on the Closing Date (as defined below), on the Closing Date, but only after the Mergers are consummated and the Existing PIK Notes (as defined below) are redeemed in full and/or the Existing PIK Notes indenture is satisfied and discharged, Polaris Intermediate Corp. (the “Guarantor”) will fully and unconditionally guarantee (the “Guarantee”) all obligations under the Convertible Notes on a senior unsecured basis by executing a supplemental indenture to the Indenture. For avoidance of doubt, the Guarantor shall not be obligated to enter into the Guarantee per the above provision unless the Subscriber and the Other Subscribers pay the Issuer the Aggregate Purchase Price on the Closing Date.

Convertible Notes:	Up to $1.3 billion aggregate principal amount of 6.00% / 7.00% Convertible Senior PIK Toggle Notes. The Convertible Notes issued to Subscriber will be part of a single series together with additional Convertible Notes issued to other subscribers on substantially similar terms pursuant to a substantially similar convertible note subscription agreement, under a single Indenture. The Indenture will permit issuances of additional notes.

Purpose/Use of Proceeds:	The proceeds from the Convertible Notes will be used, together with cash proceeds from the substantially concurrent issuance of the Issuer’s Class A common stock, par value $0.0001 per share (the “Common Stock”), the substantially concurrent issuance of the additional Convertible Notes to other subscribers and funds from the Trust Account, (i) to fund the cash consideration for the Mergers, (ii) to fund the redemption of all or a portion of the Guarantor’s outstanding 8.500% / 9.250% Senior PIK Toggle Notes due 2022 (the “Existing PIK Notes”) and/or satisfaction of the Existing PIK Notes indenture to the extent required by the Merger Agreement, (iii) to pay related fees and expenses and (iv) for general corporate purposes, including by means of contributions to the Issuer’s direct or indirect subsidiaries for such general corporate purposes.

Closing Date:	The date on which the Mergers are consummated and the Convertible Notes are issued and purchased (the “Closing Date”).

Final Maturity:	The Convertible Notes will mature on the 7-year anniversary of the Closing Date (rounded to the closest 1st or 15th day of a calendar month).

Ranking:	The Convertible Notes, the Guarantee and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of Issuer’s and the Guarantor’s existing and future senior obligations.

Collateral:	None.

Interest Rate:	Each Convertible Note will bear interest at a fixed rate equal to 6.00% for Cash Interest (as defined below) and 7.00% for PIK Interest (as defined below). The Issuer will elect prior to each interest payment date to pay interest in the form of cash (“Cash Interest”) or in-kind (“PIK Interest”); provided, however, the Convertible Notes will accrue interest at the rate for Cash Interest until the Issuer has made such election. Interest will be payable semi-annually in arrears.

Optional Redemption:	Each Convertible Note will be callable at par plus accrued interest to, but excluding, the date of redemption, at any time after the third anniversary of the Closing Date during which the Daily VWAP for the Common Stock for 20 out of the preceding 30 Trading Days is equal to or in excess of $16.90 per share of Common Stock (subject to customary adjustments). In connection with a redemption of the Convertible Notes, the Indenture will include a customary make-whole increase to the conversion rate for holders to convert their Convertible Notes prior to the redemption of the Convertible Notes.

“Daily VWAP” means, for any Trading Day (to be defined consistent with the Agreed Terms (as defined below)), the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CCXX US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Issuer). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Conversion Rights:	Customary (taking into account the Agreed Terms); provided that the initial conversion rate of 76.9231 shares of Common Stock per $1,000 principal amount of Convertible Notes (which represents an initial conversion price of approximately $13.00 per share). In addition, the Indenture will include a customary provision that upon conversion of any Convertible Note, the Issuer will settle such conversion by delivering shares of Common Stock, cash in lieu of Common Stock, or a combination thereof at the Issuer’s election.

Anti-Dilution:	Customary (taking into account the Agreed Terms).

Provisions of Convertible Notes:	Customary (taking into account the Agreed Terms).

Modification:	Customary (taking into account the Agreed Terms).

Fundamental Change:	Customary (taking into account the Agreed Terms, with the modification to the definition of Fundamental Change in the Precedent Document (as defined below) to include a “permitted holders” exception in appropriate places, consistent with the Existing PIK Notes, with a maximum ownership by such permitted holders of 80%).

Adjustment to Conversion Rate In Connection With Fundamental Change / Optional Redemption:	The following table for adjustments to the conversion rate in connection with a fundamental change or optional redemption shall replace the similar table in the Precedent Document:

Additional Shares Issued For Make-Whole per Bond (Par of $1,000)

Effective	Effective Price
Date	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.90	$17.50	$20.00	$25.00	$30.00	$50.00	$100.00
Closing Date	23.0769	23.0769	20.7427	18.6434	16.8968	15.4222	13.1734	12.5795	10.5365	7.7941	6.0353	2.6874	0.0000
+1 Year	23.0769	22.3379	19.7608	17.6753	15.9572	14.5195	12.3507	11.7828	9.8447	7.2779	5.6474	2.5474	0.0000
+2 Years	23.0769	21.1841	18.5698	16.4847	14.7902	13.3901	11.3113	10.7739	8.9620	6.6114	5.1412	2.3586	0.0000
+3 Years	23.0769	19.8907	17.1894	15.0765	13.3920	12.0253	10.0432	9.5406	7.8772	5.7876	4.5120	2.1191	0.0000
+4 Years	23.0769	18.4379	15.5668	13.3801	11.6839	10.3449	8.4725	8.0124	6.5340	4.7704	3.7326	1.8091	0.0000
+5 Years	23.0769	16.7458	13.5548	11.2147	9.4749	8.1617	6.4379	6.0376	4.8195	3.4939	2.7543	1.3893	0.0000
+6 Years	23.0769	14.7885	10.9118	8.2377	6.4026	5.1423	3.7109	3.4218	2.6503	1.9513	1.5736	0.8451	0.0000
Maturity	23.0769	13.9860	6.4103	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Registration Rights:	See Annex B hereto.

Covenants / Events of Default:	The Indenture relating to the Convertible Notes will be based on and substantially conform to the Precedent Document, with the modifications necessary to reflect the terms set forth in the Convertible Note Subscription Agreement and this Annex A (including, without limitation, the addition of the springing Guarantee and the exclusion of Section 3.04 and the subordination provisions in the Precedent Document) and as shall be appropriate to take into account the nature of the business of the Issuer, Holdings, the Guarantor and Music in light of the organic and strategic growth and development of the business of the Issuer, Holdings, the Guarantor and Music anticipated by the Issuer, Holdings, the pro forma capitalization of Holdings and its subsidiaries (including after giving effect to the Transactions), changes in law or accounting standards since the date of the Precedent Document and such other modifications reasonably satisfactory to Subscriber and to you; provided that the cross acceleration default threshold shall be $100.0 million (collectively, the “Agreed Terms”).

“Precedent Document” means the indenture, dated as of April 17, 2020, between Coherus Biosciences, Inc. and U.S. Bank National Association, regarding the 1.500% Convertible Senior Subordinated Notes due 2026, which can be found at the following link:

https://www.sec.gov/Archives/edgar/data/1512762/000110465920048214/tm2015668d4_ex4-1.htm.

AHYDO Catch-Up Payment:	On each interest payment date ending after the fifth anniversary of the Closing Date, Issuer shall make a payment (excluding PIK payments) with respect to each Convertible Note such that no part of any Convertible Note will be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code or treated as having “significant original issue discount” within the meaning of Section 163(i)(2) of the Code.

Transfer Restrictions:	Customary restrictions (taking into account the Agreed Terms).

Annex B

Registration Rights

The Indenture or related documentation will provide that the Issuer will, at its cost:

•	Use commercially reasonable efforts to file a shelf registration statement with the SEC on or prior the day that is fourteen (14) full calendar months after the Closing Date;

•	use commercially reasonable efforts to cause such shelf registration statement to become effective on or prior to the day that is eighteen (18) full calendar months after the Closing Date, covering resales of the Common Stock, if any, issuable upon conversion of the Convertible Notes;

•	use commercially reasonable efforts to keep the shelf registration statement effective to and including the earlier of (1) the 20th trading day immediately following the maturity date (subject to extension for any suspension of the effectiveness of the shelf registration statement during such 20-trading day period immediately following the maturity date) and (2) the date (i) that is the 20th trading day immediately following the date on which there are no longer outstanding any Convertible Notes or (ii) on which there are no shares of Common Stock delivered or deliverable upon conversion, other than shares of Common Stock that are eligible to be transferred without condition as contemplated under Rule 144 of the Securities Act.

For avoidance of doubt, if the shares of Common Stock that are issuable upon conversion of the Convertible Notes are eligible to be transferred without condition as contemplated under Rule 144 of the Securities Act, the Issuer will no longer be required to file or keep effective any shelf registration statement or pay any additional interest per below. Such determination shall be evidenced by the removal of any restrictive legend on the Convertible Notes.

The Issuer may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. The Issuer need not specify the nature of the event giving rise to a suspension in any suspension notice to holders of the Convertible Notes. Each holder, by its acceptance of the Convertible Notes, agrees to hold any such suspension notice in response to a notice of a proposed sale strictly confidential. Except in the case of a suspension period as the result of the filing of a post-effective amendment solely to add additional selling unitholders, any suspension period may not exceed an aggregate of:

•	60 days in any calendar quarter; or

•	120 days in any calendar year.

If any of the following events occurs as a result of the Issuer’s failure to satisfy its obligations under these registration rights provisions, each such event would be a registration default:

•	the registration statement has not been filed prior to the date that is fourteen (14) full calendar months after the Closing Date;

•	the registration statement has not become effective on or prior to the day that is eighteen (18) full calendar months after the Closing Date;

•	the Issuer has not, through its omission, named a holder as a selling securityholder in the prospectus, a prospectus supplement or post-effective amendment within the required time periods as described below;

•	at any time after the effectiveness date, the registration statement ceases to be effective or is not usable and the Issuer does not cure the lapse of effectiveness or usability within 10 business days by a post-effective amendment, prospectus supplement or report filed under the Securities Exchange Act of 1934, as amended (other than (1) in the case of a suspension period described in the preceding paragraph or (2) in the case of a suspension of the registration statement as a result of the filing of a post-effective amendment solely to add additional selling securityholders or to make changes to the plan of distribution appearing therein); or

•	the suspension period exceeds the number of days permitted.

If a registration default occurs, additional interest will accrue on the Convertible Notes, from and including the day following such registration default to but excluding the earlier of (1) the day on which such registration default has been cured and (2) the date the registration statement is no longer required to be kept effective for the Common Stock. The additional interest will be paid (in cash or PIK, at the Issuer’s choice) to those entitled to interest payments on such dates semiannually in arrears and will accrue at a rate per annum equal to:

•	0.25% of the principal amount of the Convertible Notes to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the Convertible Notes from and after the 91st day following such registration default.

The Issuer will not pay additional interest on any Convertible Note after it has been converted for Common Stock. If a Convertible Note ceases to be outstanding during a registration default (otherwise than as a result of the holder exercising its conversion rights), the Issuer will prorate the additional interest to be paid with respect to that Convertible Note.

In no event will additional interest exceed 0.50% per annum. If a holder converts some or all of its Convertible Notes into Common Stock when there exists a registration default, the holder will not be entitled to receive any interest, including additional interest, on such notes.

A holder who elects to sell securities under the shelf registration statement will:

•	be required to be named as a selling securityholder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the Indenture (or related documents), the Issuer will:

•	pay all of its expenses of the shelf registration statement but holders and the representative will bear their own expenses;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of Common Stock issued on conversion of the Convertible Notes in accordance with the terms and conditions of the Indenture and related documents.

The plan of distribution contained in the shelf registration statement will permit resales of registrable securities by selling security holders through brokers and dealers. In no event may such resales take the form of an underwritten offering of registrable securities without the prior agreement by the Issuer.

In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the shelf registration statement, a holder must complete and deliver a questionnaire (a form of which will be provided in the Indenture), together with any other information the Issuer may reasonably request, to the Issuer on or prior to the 10th day before the effectiveness of the registration statement. On receipt of a completed questionnaire after that time, together with any other information the Issuer may reasonably request from a selling security holder, the Issuer will use commercially reasonable efforts to file within 10 business days after receipt any supplements to the related prospectus or post-effective amendments to the registration statement as are necessary to permit the holder to deliver a prospectus to purchasers of such shares of Common Stock, subject to its right to suspend the use of the prospectus and provided that the Issuer will not be obligated to file more than one supplement or post-effective amendment in any 30-day period. Notwithstanding the foregoing, if the Convertible Notes are converted, the Issuer will use commercially reasonable efforts to file the prospectus supplement or post-effective amendment within 10 business days of the conversion date. The Issuer will pay the predetermined additional interest described above to the holder of the Convertible Notes if the Issuer fails to make the filing in the time required. If a holder does not timely complete and deliver a questionnaire or provide the other information the Issuer may request, that holder will not be named as a selling securityholder in the prospectus and will not be permitted to sell its securities under the shelf registration statement or be entitled to any additional interest.